Exhibit 99.1

Sent via Electronic Delivery to: sgovil@cemtrex.com

October 23, 2024

Mr. Saagar Govil

Chief Executive Officer

Cemtrex Inc.

135 Fell Court

Hauppauge, NY 11788

Re:	Cemtrex Inc. (the “Company”) Nasdaq Symbol: CETX

Dear Mr. Govil:

On August 21, 2024, Staff notified the Company that it did not comply with Listing Rule 5550(b) (the “Rule”), which requires a minimum $2,500,000 stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 net income from continuing operations. Based on our further review and the materials submitted on October 7 and October 22, 2024 (the “Submission”), Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

According to the Submission, the Company is executing on strategy that it believes will enable it to evidence compliance with the stockholders’ equity requirement by December 31, 2024, and to thereafter sustain compliance with the stockholders’ equity requirement. In that regard, the Company believes that most, if not all its $10 million in warrant liabilities will be exercised by December 31, 2024. Further, according to the Submission, due to the decrease in the fair market value of the underlying securities, a reduction in liability and corresponding gain is expected to be recorded which will further increase the Company’s equity.

Additionally, the Company is currently negotiating with some of its note holders to settle a portion of its $12 million in debt in exchange for the Company’s equity securities. The Company also stated in the Submission that it has the ability to pursue an equity offering to further increase its stockholder’s equity and will do so if compliance remains in jeopardy. Finally, the Company also expects to achieve profitability in the near term. The Company provided projections demonstrating stockholders’ equity of $10 million as of December 31, 2024, and sustained compliance through September 30, 2025.

Based on the Company’s submission, Staff has determined to grant the Company an extension of time to regain compliance with the Rule. The terms of the extension are as follows: on or before February 17, 2025, the Company must complete the financing transactions described above and opt for one of the two following alternatives to evidence compliance with the Rule:

Mr. Saagar Govil

October 23, 2024

Alternative 1: The Company must furnish to the SEC and Nasdaq a publicly available report (e.g., a Form 8-K or Form 6-K) including:

5.	A disclosure of Staff’s deficiency letter and the specific deficiency(ies) cited;
6.	A description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing;
7.	An affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transaction or event referenced in Step 2; and
8.	A disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Alternative 2: The Company must furnish to the SEC and Nasdaq a publicly available report including:

4.	Steps 1 & 2 set forth above;
5.	A balance sheet no older than 60 days with pro forma adjustments for any significant transactions or event occurring on or before the report date. The pro forma balance sheet must evidence compliance with the stockholders’ equity requirement; and
6.	A disclosure that the Company believes it also satisfies the stockholders’ equity requirement as of the report date and that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its periodic report for the March 31, 2025, with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy these terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

If you have any questions, please contact me at + 1 202 748 4488.

Sincerely,

Rachel Scherr

Director

Nasdaq Listing Qualifications